Exhibit 12-2



                  PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDENDS REQUIREMENTS
                                   SEC METHOD
                                     ($000)




                                                               12 Months Ended
                                                                    12/31/95


NET INCOME                                                         $  609,732

ADD BACK

-INCOME TAXES:
    OPERATING INCOME                                                  396,897
    NON-OPERATING INCOME                                               34,820
    NET TAXES                                                      $  431,717

-FIXED CHARGES:
    TOTAL INTEREST                                                 $  408,904
    ANNUAL RENTALS ESTIMATE                                             9,981
    TOTAL FIXED CHARGES                                            $  418,885

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
    DIVIDENDS ON PREFERRED STOCK                                   $   23,217
    ADJUSTMENT TO PREFERRED DIVIDENDS                              $   16,439
                                                                   $   39,656

FIXED CHARGES AND PREFERRED DIVIDENDS                              $  458,541

EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES                     $1,460,334

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND                          3.18
    EARNINGS REQUIRED FOR PREFERRED DIVIDENDS